Exhibit 99

               PRESS RELEASE OF FIRST CLOVER LEAF FINANCIAL CORP.


July 10, 2007

  For immediate release

  Contact:  Mr. Dennis M. Terry, Chief Executive Officer (618) 656-6122


          FIRST CLOVER LEAF FINANCIAL CORP. ANNOUNCES STOCK REPURCHASE
                                    PROGRAM

EDWARDSVILLE, ILLINOIS - July 10, 2007; First Clover Leaf Financial Corp. (Nasdaq: "FCLF") announced today that its Board of Directors has authorized a stock repurchase program pursuant to which the Company intends to repurchase up to 5% of its issued and outstanding shares, or up to approximately 453,700 shares. The timing of the repurchases will depend on certain factors, including but not limited to, market conditions and prices, the Company's liquidity requirements and alternative uses of capital. The stock repurchase program may be carried out through open-market purchases, block trades, and in negotiated private transactions from time to time. Any repurchased shares will be held as treasury stock and will be available for general corporate purposes.

Mr. Dennis Terry, Chief Executive Officer of the Company, said, "We are pleased to announce the repurchase program. We believe our common stock is an attractive value at current trading prices and we believe the deployment of some of the Company's capital into this investment is warranted."

First Clover Leaf Financial Corp. is the unitary savings and loan holding company of First Clover Leaf Bank, formerly First Federal Savings and Loan Association of Edwardsville, a federal savings association that was re-named First Clover Leaf Bank following the acquisition of Clover Leaf Bank.

This news release contains certain forward-looking statements, which are subject to risks and uncertainties. A number of factors could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements, including general economic conditions, changes in interest rates, regulatory considerations, and competition. The Company's reports filed from time to time with the Securities and Exchange Commission, including the Company's Form 10-KSB for the year ended December 31, 2006, describe some of these factors. Forward-looking statements speak only as of the date they are made and the Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date of the forward-looking statements or to reflect the occurrence of unanticipated events.

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